Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 20, 2016 (“Execution Date”), between Bank of Commerce Holdings (the “Company”) and Redding Bank of Commerce (the “Bank,” and together with the Company referred to as “Employer”), and Samuel D. Jimenez (hereinafter referred to as “Executive”). This Agreement supersedes and replaces any and all previous employment agreements between the parties.

WITNESSETH:

WHEREAS, Employer desires to employ Executive in the capacity hereinafter stated and Executive desires to continue in the employ of Employer in such capacity, for the period and on the terms and conditions set forth herein:

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	EMPLOYMENT DUTIES AND AUTHORITY

The Employer hereby shall employ Executive as its Executive Vice President and Chief Operating Officer, and Executive shall accept such employment. Executive agrees to perform the duties that are customarily performed by a Chief Operating Officer of a bank holding company and a state-chartered banking institution and accepts all other duties described herein or as prescribed by the Employer’s Boards of Directors (the “Board”) and agrees to discharge the same faithfully and to the best of his ability and the highest and best standards of the banking industry, in accordance with the policies of the Employer’s Articles of Incorporation, Bylaws, policies and procedures. Executive shall devote his full business time and attention to the business and affairs of Employer for which he is employed and shall perform the duties thereof to the best of his ability. Except as permitted by the prior written consent of the Employer’s Board, Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with Employer’s interests. Executive shall have such responsibility and duties and such authority to transact business on behalf of Employer as are customarily incident to the office of Chief Operating Officer of a bank holding company and a state-chartered banking institution.

2.	TERM

Employer hereby employs Executive and Executive hereby accepts employment with Employer for the period of three (3) years (the “Term”) commencing January 6, 2017 (the “Effective Date”) with such Term being subject to prior termination as herein provided; provided, that, on such third anniversary of the Effective Date (such date, a “Renewal Date”) unless otherwise agreed between the parties, the Agreement and the Term shall be deemed to be automatically extended, upon the same terms and conditions, for a period of one (1) year.

Where used herein, “Term” shall refer to the entire period of employment of Executive by Employer, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended by mutual agreement in writing by Employer and Executive.

3.	EXECUTIVE COMPENSATION

Base Salary. Executive’s salary in effect on the Execution Date of this Agreement shall remain in effect between the Execution Date and December 31, 2016. In consideration for all services to be rendered by Executive to Employer, Employer agrees to pay Executive a base salary of $280,000.00 per year beginning January 1, 2017. Employer’s Board and/or the Executive Compensation Committee of the Board (the “Executive Compensation Committee”) shall in its sole and absolute discretion determine any increases in Executive’s base salary annually following an annual performance evaluation. Executive’s salary shall be paid semi-monthly. Employer shall deduct therefrom all taxes which may be required to be deducted or withheld under any provision of the law (including, but not limited to, social security payments and income tax withholding) now in effect or which may become effective anytime during the term of this Agreement.

Annual Bonus. For each complete calendar year of the Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the Employer’s short-term incentive program, as may be amended from time to time, or any successor plan. As of the Effective Date, the Executive’s annual target bonus opportunity (“Target Bonus”) shall be set by the Executive Compensation Committee and based on the achievement of performance goals established by the Executive Compensation Committee; provided, that, depending on results, the Executive’s annual bonus may be higher or lower than the Target Bonus, as determined by the Executive Compensation Committee. The Annual Bonus, if any, will be paid within three (3) months after the end of the applicable calendar year. Except as otherwise provided herein, (i) the Annual Bonus will be subject to the terms of the Employer’s short-term incentive program under which it is granted and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Employer on January 5th of the year following the applicable calendar year that Annual Bonuses are earned.

Equity Awards. For each complete calendar year of the Term, the Executive shall be eligible to receive an annual long-term incentive award pursuant to the Employer’s long-term incentive program, as may be amended from time to time, or any successor plan. Except as otherwise provided herein, (i) each such award shall be subject to the terms of the Employer’s long-term incentive program under which it is granted and (ii) in order to be eligible to receive the award, the Executive must be employed by the Employer on January 5th of the year following the applicable calendar year that equity awards are earned.

Employee Benefits. Executive shall be entitled to participate in any and all other employee benefits and plans that may be developed and adopted by Employer and in which Executive is eligible to participate under the terms of such plans, subject to the Employer’s right to amend or terminate such plans.

Fringe Benefits and Perquisites. Employer agrees to provide Executive with an automobile allowance of $975.00 per month. Employer agrees to reimburse Executive for all ordinary and customary expenses for entertainment, meals, travel, cellular phone, and incidental business expense in accordance with Employer’s policy. Reasonable costs incurred for professional education, publications, seminars, meetings and special social entertainment shall also be reimbursed in accordance with Employer’s policy. Employer agrees to reimburse Executive for reasonable country club membership dues, in accordance with Employer’s policy.

4.	INSURANCE

Employer agrees to provide Executive with health and life insurance benefits that are now or may hereinafter be in effect for all other full-time employees subject to the eligibility requirements of the plans, subject to Employer’s right to amend or terminate such benefits. Employer may also obtain a “key-man” life insurance policy on the life of Executive which shall be a general asset of the Employer and to which Executive and the Executive’s beneficiary will have no preferred or secured claim.

5.	VACATION

Executive shall be entitled to accrue five (5) weeks (200 hours) of vacation during each year, of which at least two (2) weeks (80 hours) must be taken in a consecutive period. Vacation benefits shall accrue in accordance with the Employer’s vacation policy in effect at the applicable time.

6.	TERMINATION

Employer shall have the right to terminate this Agreement for any of the reasons specified in (a) and (b) below, such reasons constituting “Cause,” by serving written notice upon Executive. Employer shall have the right to terminate this Agreement for any of the reasons specified in (c) and (d) below by serving written notice upon Executive, his conservator, or his estate, as the case may be. Executive shall have the right to terminate this Agreement for any of the reasons specified in (e) below by serving written notice upon Employer:

(a)

Breach of, habitual neglect of, failure to perform (other than any such failure resulting from incapacity due to physical or mental disability), Executive duties and obligations as Chief Operating Officer, including but not limited to the willful failure to comply with any valid and legal directive of the Board or Executive’s violation of a material policy of the Employer. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered willful unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer;

(b)	Illegal conduct, such as a crime involving moral turpitude, conviction of a felony, or any conduct that is detrimental to the interests or reputation of the Employer;

(c)

Physical or mental disability rendering Executive incapable of performing the essential functions of his position, with or without reasonable accommodation; provided, however, that Executive shall, if medically necessary, be entitled to a leave of absence for a consecutive period of 180 days, during which time Executive shall continue to receive his base salary and other benefits, once his accrued sick leave has first been exhausted. If applicable state and federal law require an additional leave of absence beyond the 180 days, Employer shall provide such leave, but Executive shall not be entitled to receive his base salary or any other benefits during such time, except for benefits provided under any long-term disability policy of the Employer as may be in effect from time to time; or by death;

(d)

A determination by Employer’s Board, in its sole and absolute discretion, to terminate the employment of Executive for any reason or for no reason. A non-renewal of the Term of this Agreement also constitutes a termination pursuant to this Section 6(d).

(e)	“Good Reason” shall mean the occurrence of any of the following, in each case, during the Employment Term without the Executive’s written consent:

(i) a material reduction in the Executive’s base salary;

(ii) a relocation of the Executive’s principal place of employment by more than 50 miles;

(iii) any material breach by the Employer of any material provision of this Agreement; or

(iv) a material adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

provided, however, that Good Reason shall only be deemed to have occurred if: (i) within 90 days after the initial existence of the circumstances constituting Good Reason, Executive provides the Employer with a written notice describing such circumstances, (ii) the Employer fails to cure the circumstances within 30 days after the Employer receives Executive’s notice, and (iii) Executive terminates his employment with the Employer and all affiliates of the Employer within 90 days of the date of Executive’s initial notice.

In the event this Agreement is terminated by Employer for Cause, as specified in paragraphs (a) or (b) above, or by Executive for any reason other than as specified in paragraphs (c) or (e), Executive shall not be entitled to any severance pay. In the event this Agreement is terminated for the reason specified in paragraph (c) above, Executive shall be entitled to severance pay in an amount equal to one quarter (1/4) of the Executive’s then Total Compensation Package, which is defined as current annual base salary and the average of the Annual Bonus paid to Executive for services during the preceding three (3) calendar years (or the Executive’s period of employment, if less than three (3) years), calculated as of the date of the Executive’s termination, plus any accrued incentive awards and vacation accrued to, but not taken, as of the date of termination, to be paid in one lump sum. In the event this Agreement is terminated for any reason specified in paragraphs (d) or (e) above, Executive shall be entitled to severance pay in an amount equal to one times (1.0x) the Executive’s then Total Compensation Package plus any accrued incentive awards and vacation accrued to, but not taken, as of the date of the termination, to be paid in one lump sum. In the event this Agreement is terminated for any of the reasons specified above, the Executive shall be deemed to have resigned from positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Employer or any of its affiliates immediately.

In the case of termination in (c), (d), or (e) above, the Employer will also make a lump-sum payment to Executive within 60 days of Executive’s termination of employment in an amount equal to the amount necessary to pay Executive’s COBRA premiums for continuation of group health insurance coverage for 18 months based on such premiums in effect on the date of Executive’s termination; provided, that Executive shall not be obligated to use such lump-sum payment exclusively for payment of COBRA premiums.

The Total Compensation Package and benefits referenced above are collectively referred to herein as “Severance.” Executive acknowledges and agrees that any Severance provided upon termination is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and is the sole and exclusive remedy for Executive other than rights, if any, to exercise any of the stock options vested prior to such termination and shall only be paid, within 60 days after his separation from service with Employer, subject to Executive’s execution and delivery to Employer, within such 60-day period, of a complete release of all claims Executive may have against the Employer, its officers, directors, agents, employees, predecessors, successors, parents, subsidiaries, and affiliates. If the 60-day period referred to in the immediately preceding sentence begins in one calendar year and ends in the following calendar year, then the payment shall be made in the latter calendar year.

If upon termination of employment Executive chooses to arbitrate any claims pursuant to Section 18, Executive shall be deemed to have waived Executive’s right, if any, to Severance.

Termination of the Executive’s employment shall not be deemed to be for Cause, as specified in paragraphs (a) or (b) above, unless and until the Board delivers to the Executive a written notice finding that the Executive has engaged in the conduct described in any of paragraphs (a) or (b) above. Executive shall give 90 days’ prior notice, in writing, to Employer in the event Executive resigns or voluntarily terminates employment or takes early retirement.

7.	CHANGE IN CONTROL BENEFITS

In the event there is a Change in Control, as defined below, and the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Employer without Cause (other than on account of the Executive’s death or disability), in each case within twelve (12) months either (a) after Executive’s employment has terminated or (b) following a Change in Control, the Executive shall be entitled to be paid, in a single lump sum, severance equal to two (2) years’ salary at that salary rate being paid to Executive as of the date of the Executive’s termination together with an amount equal to one times (1.0x) the average of the Annual Bonus paid to Executive for services during the preceding three (3) calendar years (or the Executive’s period of employment, if less than three (3) years), provided; that, in the event the Executive’s employment has terminated and Executive has been paid a severance benefit under Section 6 of this Agreement, such change in control benefit under this Section 7 shall be reduced by the amount of the severance benefit previously paid. Executive acknowledges and agrees that such payment is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and is the sole and exclusive remedy for Executive (other than rights, if any, to exercise any of the stock options vested prior to such termination), and shall only be paid, within 60 days after his separation from service with Employer, subject to Executive’s execution and delivery to Employer, within such 60-day period, of a complete release of all claims Executive may have against the Employer, its officers, directors, agents, employees, predecessors, successors, parents, subsidiaries, and affiliates. If the 60-day period referred to in the immediately preceding sentence begins in one calendar year and ends in the following calendar year, then the payment shall be made in the latter calendar year. If upon termination of employment Executive chooses to arbitrate any claims pursuant to Section 18, Executive shall be deemed to have waived Executive’s right, if any, to severance.

“Change in Control” means a change in the ownership or effective control or in the ownership of a substantial portion of the assets of the Bank or Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however that (i) an internal reorganization of the Bank or (ii) the placement of the Bank into receivership or conservatorship by the Federal Deposit Insurance Corporation shall not constitute a “Change in Control.”

Excess Parachute Payment. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Employer (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Employer or any of its affiliates.

8.	CONFIDENTIAL INFORMATION AND NONDISCLOSURE

(a)

Confidential Information. Employer has and will develop and own certain Confidential Information, which has a great value in its business. Employer also has and will have access to Confidential Information of its Customers.

“Customers” shall mean any persons or entities for whom Employer performs services or from whom Employer obtains information. Confidential Information includes information disclosed to Executive during the course of his employment and information developed or learned by Executive during the course of his employment.

Confidential Information is broadly defined and includes all information which has or could have commercial value or other utility in Employer’s business or the businesses of Employer’s Customers. Confidential Information also includes all information which could be detrimental to the interests of Employer or its Customers if it were disclosed.

By example and without limitation, Confidential Information includes all information concerning loan information, Customer data, including but not limited to Customer and supplier identities, Customer characteristics or agreements and Customer lists, applicant data, employment categories, job classifications, employment histories, job analyses and validations, preferences, credit history, agreements, and any personally identifiable information related to Customers; any information provided to Executive by a Customer, including but not limited to electronic information, documents, software, and trade secrets; historical sales information; advertising and marketing materials and strategies; financial information related to Employer, Customers, Customer’s employees or any other party; labor relations strategies; research and development strategies and results, including new materials research; pending projects and proposals; production processes; scientific or technological data, formulae and prototypes; employee data; pricing and product information; computer data information; inventory levels and products; supplier information and data; testing techniques; processes; formulas; trade secrets; inventions; discoveries; improvements; specifications; data, know-how, and formats; marketing plans; pending projects and proposals; business plans; computer processes; computer programs and codes; technological data; strategies; forecasts; budgets; and projections.

(b)

Protection of Confidential Information. Executive agrees that at all times during and after his employment by Employer, Executive will keep confidential and not disclose to any third party or make any use of the Confidential Information of Employer or its Customers, except for the benefit of Employer or its Customers and in the course of his employment. In the event Executive is required by law to disclose such information described in this paragraph, Executive will provide Employer and its legal counsel with immediate notice of such request so that Employer may consider seeking a protective order. For purposes of this Agreement, the disclosure of any Confidential Information, at any time except as required by law, shall be considered to be “unfair competition.” Executive also agrees not to remove or permit the removal of Confidential Information from Employer’s place of business without the express written authorization of an officer (other than himself) of Employer or its authorized representative. Executive acknowledges that he is aware that the unauthorized disclosure of Confidential Information of Employer or its Customers may be highly prejudicial to their interests, an invasion of privacy, and an improper disclosure of trade secrets and financial information in violation of state and federal law.

(c)

Return of Property. In the event Executive’s employment with Employer is terminated (voluntarily or otherwise), Executive agrees to inform Employer of all Employer property, documents and other data relating to his employment which is in his possession and control and to deliver promptly all such property, documents and data to Employer.

(d)

Sanctions for Unauthorized Taking of Trade Secrets. Executive understands that taking of Employer’s trade secrets is a crime under California Penal Code section 449(c) and could also result in civil liability under California’s Uniform Trade Secrets Act (Civil Code sections 3426-3426.11) and that willful misappropriation may result in an award against Executive of triple the amount of the Employer’s damages and Employer’s attorney fees for collecting such damages.

(e)	Notice of Immunity. Notwithstanding any other provision of this Agreement:

i)

The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

ii)

If the Executive files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Executive may disclose the Employer’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets except pursuant to court order.

(f)

Injunctive Relief. Executive acknowledges that breach of this Section may cause Employer irreparable harm for which money is inadequate compensation. Executive therefore agrees that Employer will be entitled to injunctive relief consistent with Section 18 below, without the necessity of posting a bond, to enforce this Section and this Agreement, in addition to damages and other available remedies, and Executive consents to such injunctive relief in accordance with Section 18 below.

(g)

Solicitation of Bank Customers. Executive agrees that in the event his employment with the Bank shall terminate for any reason, he shall not, for a period of one (1) year, make known to, or call on, solicit or take away, or attempt to call on, solicit or take away on behalf of any person, firm or corporation which is in competition, either directly or indirectly, with the Bank, any existing Customers of the Bank or individuals or entities with whom the Bank is negotiating for the Bank’s services. This provision may be enforced either through injunctive relief in accordance with Section 18 below or specific performance of this Agreement by the Bank. In the event of a Change in Control, Executive shall be unconditionally released from all of his duties and obligations under this paragraph.

9.	INDEMNIFICATION

To the maximum extent permitted under applicable law and the Company’s and the Bank’s bylaws (as may be amended from time to time), Employer shall indemnify and hold harmless Executive in the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Employer related to any contest or dispute between the Executive and the Employer or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company or the Bank, or any affiliate of the Company or the Bank, from and against any liabilities, costs, claims, expenses, judgments, fines, or settlements, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees and expenses) shall be paid by the Employer in advance of the final disposition of such litigation upon receipt by the Employer of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company or the Bank under this Agreement.

Employer or any successor to the Employer shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Employer.

10.	CLAWBACK PROVISIONS.

The Executive agrees that any compensation provided by the Employer to Executive is subject to recoupment or clawback under any applicable clawback or recoupment policy that is generally applicable to the Company’s executives, as may be in effect from time to time, or as required by law.

11.	NOTICES

Any notice, request, demand, or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the U.S. mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed as follows:

To Employer:	Bank of Commerce Holdings Redding Bank of Commerce 1901 Churn Creek Road Redding, California 96002 Attention: Board of Directors

To Executive:	Samuel D. Jimenez 1901 Churn Creek Road Redding, California 96002

Any party hereto may change its or his address for purposes of this Section by giving notice in accordance herewith.

12.	BENEFIT OF AGREEMENT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

13.	APPLICABLE LAW

This Agreement is made and entered into in the State of California, and the laws of said State shall govern the validity and interpretation hereof.

14.	CAPTIONS AND PARAGRAPH HEADINGS

Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

15.	INVALID PROVISIONS

Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

16.	ENTIRE AGREEMENT

This Agreement and the Salary Continuation Agreement, as may be amended from time to time, between Executive and Employer contain the entire Agreement of the parties and, in consideration for the Employer to enter into this Agreement, supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer, except to the extent that it is contemplated that Executive and Employer may enter into one or more agreements relating to equity-based compensation. Each party to this Agreement acknowledges that no representations, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Employer and Executive.

17.	NEGOTIATION — MEDIATION

The parties will attempt in good faith to resolve promptly any dispute, controversy, or claim arising out of or relating to this contract or any claimed breach thereof by direct negotiation between principals of the parties who have authority to settle the controversy. To facilitate such negotiations, it is agreed that a disputing party shall give the other party written notice of the dispute providing reasonable particularity with respect to all issues deemed to be controverted or disputed. Within ten (10) days after such notice is given, the principals of the parties shall meet at a mutually acceptable time and place, and thereafter as often as those individuals reasonably deem necessary, to exchange relevant information and attempt to resolve all disputes.

If the disputes have not been resolved within 30 days after the disputing party gives notice, or if the party receiving notice declines to meet, either party may initiate mediation of the controversy, claim or dispute in accordance with the following mediation provisions. Upon failure of the negotiations as set forth above, the parties to this contract agree to mediate any dispute, controversy or claim arising out of this contract or relating to the work undertaken pursuant to this contract prior to resorting to arbitration as hereinafter provided. Mediation is a process in which parties attempt to resolve a dispute by submitting it to an impartial, neutral mediator who is authorized to facilitate the resolution of the dispute, but who is not empowered to impose a settlement on the parties.

The parties shall attempt to mutually agree upon an impartial mediator, which mediator shall be appointed jointly and compensated equally by the parties. In the event the parties are unable to agree on an impartial mediator, then and in that event each party shall submit to the other a list with two (2) names of retired judges who will mediate in Shasta County and who have no ongoing professional or business relationship with either of the parties.

From the lists, the parties shall, in turn, beginning with the Executive, cross unacceptable names from the list until such time as a potential mediator remains. The potential remaining mediator shall then be contacted to determine if he/she is available and willing to act as mediator. Should none of the original list of mediators be available, new lists shall be prepared and the process again undertaken.

Following mediation or in the event that for any reason no mediation has been held, all disputes, controversies or claims shall be resolved by binding arbitration as hereinafter set forth. If a party commences an arbitration or court action based on a dispute or claim as to which this section applies, without first attempting to resolve the matter through mediation, then and in that event, such party shall not be entitled to recover attorney’s fees, costs or expert fees, even if they would otherwise be available to that party in any such arbitration or court action.

18.	ARBITRATION

(a)

Agreement to Arbitrate. To resolve employment disputes in an efficient and cost-effective manner, Employer and Employee agree that any and all claims arising out of or related to Employee’s employment that could be filed in a court of law, including but not limited to, claims of unlawful harassment or discrimination, wrongful demotion, defamation, wrongful discharge, failure to pay wages, breach of contract, or invasion of privacy, shall be submitted to final and binding arbitration, and not to any other forum. This agreement also covers any dispute between Employee and any other person or entity that is or was affiliated with Employer, including supervisors, managers, officers, directors, agents, and representatives, in which Employee seeks to hold Employer liable on account of the other person or entity’s conduct.

(b)

Initiation of Arbitration. The arbitration process shall be initiated by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil complaint in court. A late request will be void. No claim should be submitted to arbitration without first attempting to resolve the matter informally and exhausting Employer’s internal procedures.

(c)

Arbitration Procedures. The arbitration shall take place at a mutually agreed-upon location in Shasta County, California. If Employer and Employee are unable to agree upon a neutral arbitrator, they shall obtain a list of arbitrators from a neutral dispute resolution service, and strike names alternately until one arbitrator remains. The arbitrator shall conduct the arbitration in accordance with the procedures set forth in the most recent version of the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures, except to the extent that any such rule or procedure would invalidate the enforceability of this agreement to arbitrate, and to the extent that administration of such rules require the arbitration to be administered by the American Arbitration Association. Regardless of the outcome, Employer shall pay all the costs that are unique to the arbitration forum. The American Arbitration Association modifies its rules from time to time consistent with applicable law and to create an efficient and effective arbitration forum. Therefore, the rules governing this agreement to arbitrate may change from time to time. Both parties agree to be bound by these rules as they may be in effect from time to time, except as otherwise set forth in this Agreement. A copy of the rules may be found at www.adr.org.

(d)

Authority of Arbitrator and Award. The arbitrator shall determine the prevailing party in the arbitration. Costs and attorneys’ fees shall be awarded to the prevailing party in accordance with the same legal standards that would apply had the action been filed in court. The arbitrator shall have the authority to order any legal or equitable remedy that would be available in a civil or administrative action on the claim. The arbitrator shall prepare a brief written decision that includes the essential findings and conclusions upon which the award is based.

(e)

Additional Proceedings. The parties understand and agree that this Agreement shall be governed by and interpreted under the Federal Arbitration Act and the applicable laws of the State of California. This arbitration shall be the exclusive means of resolving any claim arising out of Employee’s employment, and no action will be filed in any court or other forum. However, nothing in this Agreement will affect National Labor Relations Board, Workers’ Compensation Appeals Board, Unemployment Insurance Appeals Board, Department of Fair Employment and Housing, or Equal Employment Opportunity Commission proceedings, petitions for judicial review of a decision issued after an administrative hearing, or the ability of either party to seek injunctive relief consistent with Federal Arbitration Act and California Code of Civil Procedure sections 1281.8 and 527, or any successor statutes.

19.     IRC SECTION 409A COMPLIANCE

The severance payments and other benefits under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of all payments under this Agreement being "short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4). All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption. If Executive is a “specified employee” as defined in Section 409A of the Code, and U.S. Treasury regulations promulgated thereunder (“Section 409A Rules”), then any amounts subject to the Section 409A rules that are otherwise required to be paid to him upon his separation from service (as defined in the Section 409A Rules) shall not be paid until the date that is six (6) months after the date of his separation from service or, if earlier, the date of his death. To the extent that this Agreement provides for the reimbursement of specified expenses incurred, such reimbursement will be made in accordance with the provisions of the Agreement (or other applicable plan or policy), but in no event later than the last day of the taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by the Company in any taxable year will not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year.

20.     ATTORNEYS’ FEES AND COSTS

In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding.

EXECUTIVE AND EMPLOYER AGREE THAT BY ENTERING INTO THIS AGREEMENT, EXECUTIVE AND EMPLOYER KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO A TRIAL BY A JUDGE OR JURY. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT AND HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EMPLOYER:

BANK OF COMMERCE HOLDINGS	REDDING BANK OF COMMERCE

/s/ Lyle L. Tullis	/s/ Lyle L. Tullis
Name: Lyle L. Tullis	Name: Lyle L. Tullis
Title: Chairman of the Board	Title: Chairman of the Board

EXECUTIVE:

SAMUEL D. JIMENEZ

/s/ Samuel D. Jimenez
Samuel D. Jimenez